                                            EXHIBIT 11.1
                                        EASTON BANCORP, INC.
                                 COMPUTATION OF EARNINGS PER SHARE
                                    QUARTER ENDED JUNE 30, 2001

                                      Three Months    Three Months     Six Months      Six Months
                                         Ended           Ended           Ended           Ended
                                     June 30, 2001   June 30, 2000   June 30, 2001   June 30, 2000
                                     --------------  --------------  --------------  --------------

Net income                           $       75,715  $      101,633  $      176,134  $      202,026
                                     ==============  ==============  ==============  ==============
Average shares outstanding                  560,318         560,318         560,318         560,318

Basic earnings per share             $         0.14  $         0.18  $         0.31  $         0.36
                                     ==============  ==============  ==============  ==============
Average shares outstanding                  560,318         560,318         560,318         560,318
Dilutive average shares outstanding
   under warrants and options               263,800         263,800         263,800         263,800
Exercise price                       $        10.00  $        10.00  $        10.00  $        10.00
Assumed proceeds on exercise         $    2,638,000  $    2,638,000  $    2,638,000  $    2,638,000
Average market value                 $         9.89  $        10.94  $        10.08  $        10.76

Less:  Treasury stock purchased
   with assumed proceeds from
   exercise of warrants and options             N/A         241,133         261,706         245,167
Adjusted average shares-diluted             560,318         582,985         562,412         578,951
Diluted earnings per share           $         0.14  $         0.17  $         0.31  $         0.35
                                     ==============  ==============  ==============  ==============

     The stock of the Company is not traded on any public exchange. The average market values are derived from trades known to management. Private sales may occur where management of the Company is unaware of the sales price.


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